Exhibit 99.2
WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	For the three months ended		For the three months ended
		Restructuring
	July 31, 2004	and other	July 31, 2004
	As reported(1)	charges(1)(2)	As adjusted
NET SALES	$55,330	$—	$55,330
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	45,636	(1,256)	46,892

Gross margin	9,694	1,256	8,438
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	33,646	9,052	24,594
DEPRECIATION AND AMORTIZATION	4,539	423	4,116

Operating loss	(28,491)	(8,219)	(20,272)
INTEREST EXPENSE, net	1,953	—	1,953

Loss before income taxes	(30,444)	(8,219)	(22,225)
INCOME TAX PROVISION	—	—	—

Net loss	$(30,444)	$(8,219)	$(22,225)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(1.14)	$(0.31)	$(0.83)

Weighted average shares outstanding — basic and diluted	26,698	—	26,698

(1)	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.

(2)	Includes $8.2 million related primarily to lease termination costs and asset write-offs related to store closings and other restructuring costs.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations

	For the year-to-date		For the year-to-date
	period ended	Restructuring	period ended
	July 31, 2004	and other	July 31, 2004
	As reported(1)	charges(1)(2)	As adjusted
NET SALES	$153,081	$20,778	$132,303
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	121,454	17,226	104,228

Gross margin	31,627	3,552	28,075
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	61,755	12,306	49,449
DEPRECIATION AND AMORTIZATION	22,411	13,643	8,768

Operating loss	(52,539)	(22,397)	(30,142)
INTEREST EXPENSE, net	4,697	—	4,697

Loss before income taxes	(57,236)	(22,397)	(34,839)
INCOME TAX PROVISION	—	—	—

Net loss	$(57,236)	$(22,397)	$(34,839)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(2.42)	$(0.95)	$(1.47)

Weighted average shares outstanding — basic and diluted	23,693	—	23,693

(1)	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.

(2)	Includes $22.4 million related primarily to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, lease termination costs, accelerated depreciation, and asset write-offs related to store closings, and other restructuring costs.